Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES PROPOSED NON-MONETARY SETTLEMENT AGREEMENT
IN FEDERAL TRADE COMMISSION INVESTIGATION

COVINGTON, LA. November 21, 2011 — Pool Corporation (NASDAQ/GSM: POOL) today announced it has reached a proposed non-monetary settlement agreement resolving the Federal Trade Commission's (FTC) non-public investigation into whether POOLCORP has engaged in conduct in violation of Section 5 of the Federal Trade Commission Act.  Pursuant to FTC protocol, the proposed decision and order will be placed on public record for a 30-day comment period, after which the FTC will evaluate any public comment before finalizing the order.

“We are pleased to have reached a resolution with the FTC.  The settlement enables us to put an end to the expense and distraction of the FTC investigation and provides a framework that will allow POOLCORP to continue to compete and to provide its customers, vendors, and stakeholders with exceptional value.  POOLCORP has not admitted any liability in connection with this settlement and believes the allegations are without merit.  Nonetheless, it is in the best interests of all our stakeholders to resolve this matter so we can dedicate our full attention to our business," said Manuel J. Perez de la Mesa, Chief Executive Officer and President.  The FTC vote approving the complaint and proposed consent order was 3-1, with Commissioner J. Thomas Rosch voting no and issuing a separate dissenting statement.  A copy of the proposed consent order and accompanying materials, including the dissenting statement, may be obtained at http://ftc.gov./os/caselist/1010115/index.shtm.

POOLCORP is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 296 sales centers in North America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers.  For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Mark W. Joslin
985.801.5702
mark.joslin@poolcorp.com